Shareholder Meeting Results (Unaudited)

April 23, 2015 annual meeting

At the meeting, a proposal to fix the number of Trustees at fourteen was approved, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
13,022,633 	671,061 	290,292 	-

At the meeting, each of the nominees for Trustees was elected, as follows:

			 Votes for	 Votes withheld
Liaquat Ahamed	 	 11,992,049 	 1,991,943
Ravi Akhoury	 	 11,964,226 	 2,019,766
Barbara M. Baumann	 12,060,184 	 1,923,808
Jameson A. Baxter	 12,031,964 	 1,952,028
Charles B. Curtis*	 12,048,895 	 1,935,097
Robert J. Darretta	 12,069,281 	 1,914,711
Katinka Domotorffy	 12,024,199 	 1,959,793
John A. Hill	 	 12,051,060 	 1,932,932
Paul L. Joskow	 	 12,038,012 	 1,945,980
Kenneth R. Leibler	 12,014,061 	 1,969,931
Robert E. Patterson	 12,018,401 	 1,965,591
George Putnam, III	 12,030,659 	 1,953,333
Robert L. Reynolds	 12,078,042 	 1,905,950
W. Thomas Stephens 	 12,058,470 	 1,925,522

A proposal to convert the fund from closed-end to open-end status was not approved, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
2,395,725 	5,002,505 	281,949 	-

All tabulations are rounded to the nearest whole number.

*Charles Curtis retired from the Board of Trustees of the Putnam
Funds effective June 30, 2015.